Exhibit 3.3
FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
ACP HOLDING COMPANY
     The undersigned, being a duly elected officer of ACP Holding Company, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:
     1. The corporation was originally incorporated under the name ACP Holding Company. The original Certificate of Incorporation of the corporation was filed with the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on August 30, 1989. As amended by this Restated Certificate of Incorporation, the name of the corporation will be Neenah Enterprises, Inc.
     2. This Restated Certificate of Incorporation was duly adopted by the board of directors of the corporation and by the stockholders of the corporation in accordance with Sections 228, 242 and 245 of the DGCL.
     3. This Restated Certificate of Incorporation restates and integrates and further amends the Certificate of Incorporation of the corporation, as heretofore amended or supplemented.
     4. The text of the Certificate of Incorporation is amended and restated in its entirety to read as set forth in the Restated Certificate of Incorporation attached hereto and made a part hereof.
     5. This Restated Certificate of Incorporation shall become effective at 5:00 p.m. Eastern Daylight Time on the date of filing with the Secretary of State.
     IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the corporation, has hereunto signed below as of this 1st day of August, 2007.

By:	/s/ Gary W. LaChey
Gary W. LaChey
Corporate Vice President—Finance, Treasurer, Secretary and Chief Financial Officer

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEENAH ENTERPRISES, INC.
ARTICLE ONE
NAME
          The name of the corporation is Neenah Enterprises, Inc.
ARTICLE TWO
REGISTERED OFFICE AND AGENT
          The address of the corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of its registered agent at that address is Corporation Service Company.
ARTICLE THREE
PURPOSE
          The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).
ARTICLE FOUR
CAPITAL STOCK
          A. Authorized Capital Stock. The total number of shares of all classes of stock which the corporation is authorized to issue is thirty-six million (36,000,000) shares, consisting of thirty-five million (35,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”), and one million (1,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). The holders of shares of Common Stock shall not have cumulative voting rights. No holder of shares of Common Stock, as such, shall have any preemptive right to subscribe to an additional issue of stock or to any security convertible into such stock.
          B. Common Stock Reverse Split. Upon this Restated Certificate of Incorporation becoming effective pursuant to the DGCL (such time, on such date, the “Effective Time”), each five (5) shares of the corporation’s common stock, $0.01 par value per share, issued and outstanding or held as treasury shares immediately prior to the Effective Time (the “Old Common Stock”) shall automatically, without further action on the part of the corporation or any holder of Old Common Stock, be reclassified, combined, converted and changed into one (1) fully paid and nonassessable share of

Common Stock, subject to the treatment of fractional share interests as described below. The conversion of the Old Common Stock into the Common Stock will be deemed to occur at the Effective Time. From and after the Effective Time, certificates representing the Old Common Stock shall represent the number of shares of Common Stock into which such Old Common Stock shall have been reclassified and combined pursuant to this Restated Certificate of Incorporation. There shall be no fractional shares issued as a result of the reverse stock split provided for herein. In lieu of any fractional share to which a stockholder would otherwise be entitled, the corporation shall pay cash equal to such fraction multiplied by the then fair value of a share of the Common Stock as determined by the board of directors of the corporation.
          C. Preferred Stock. The board of directors of the corporation is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more series, and with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors providing for the issuance of such series, including, without limitation, the authority to provide that any such series:
               (i) may have such voting powers, full or limited, or may be without voting powers;
               (ii) may be subject to redemption at such time or times and at such price or prices;
               (iii) may be entitled to receive dividends (which may be cumulative or noncumulative) at such rate or rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series;
               (iv) may be entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the corporation; or
               (v) may be convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the corporation at such price or prices or at such rates of exchange, and with such adjustments;
all as may be stated in such resolution or resolutions.
          D. Voting Rights. Except as may otherwise be provided in this Restated Certificate of Incorporation (including any certificate of designations filed with the Secretary of State establishing the terms of a series of Preferred Stock in accordance with Section C of this ARTICLE FOUR) or by applicable law, each holder of Common Stock, as such, shall be entitled to one vote for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote, and no holder of any series of Preferred Stock, as such, shall be entitled to any voting powers in respect thereof.
          E. Dividends. Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock, dividends may be declared and paid on the Common Stock at such times and in such amounts as the board of directors in its discretion shall determine.
          F. Dissolution. Upon the dissolution, liquidation or winding up of the corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock shall be entitled to receive the assets of the corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.
ARTICLE FIVE
EXISTENCE
          The corporation is to have perpetual existence.
ARTICLE SIX
BOARD OF DIRECTORS; BYLAWS
          All the powers of the corporation, insofar as the same may be lawfully vested by this Restated Certificate of Incorporation in the board of directors, are hereby conferred upon the board of directors. In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the board of directors is expressly authorized to make, adopt, alter, amend and repeal from time to time the Bylaws of the corporation, subject to the right of the stockholders entitled to vote with respect thereto to make, adopt, alter, amend and repeal Bylaws as provided in the DGCL.
ARTICLE SEVEN
ELECTION NOT TO BE GOVERNED BY SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW
          The corporation expressly elects not to be governed by Section 203 of the DGCL.
ARTICLE EIGHT
NUMBER OF DIRECTORS
          The number of directors of the corporation shall be fixed from time to time solely by the board of directors pursuant to a resolution adopted by the vote of a majority of the directors then in office at a meeting at which a quorum is present, and may not be fixed by any other person or persons, provided that the number of directors shall be no less than three and no more than nine (plus such number of directors, if any, as may be elected from time to time pursuant to the terms of any Preferred Stock that may be issued and outstanding from time to time).

ARTICLE NINE
NO STOCKHOLDER ACTION WITHOUT A MEETING; CALL OF SPECIAL MEETINGS
          Any action required or permitted to be taken by the stockholders of the corporation shall be effected at an annual or special meeting of stockholders of the corporation and may not be effected by stockholder consent in lieu of a meeting; the ability of the stockholders to consent in writing to the taking of any action is hereby specifically denied. Special meetings of stockholders of the corporation may be called only (1) by the board of directors pursuant to a resolution adopted by the vote of a majority of the directors present at a meeting at which a quorum is present or (2) by the Chairman of the Board (if there is one), and shall be called by the Chairman of the Board (if there is one), the Chief Executive Officer (if a member of the board of directors) or the Secretary upon the written request of the holders of not less than fifty percent (50%) of the outstanding shares of Common Stock.
ARTICLE TEN
LIMITED LIABILITY OF DIRECTORS
          To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director. Any repeal or modification of this ARTICLE TEN shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.
ARTICLE ELEVEN
AMENDMENT
          The corporation reserves the right to amend or repeal any provisions contained in this Restated Certificate of Incorporation from time to time and at any time in the manner now or hereafter prescribed by the laws of the State of Delaware, and all rights conferred upon stockholders and directors are granted subject to such reservation.

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